Order to ship to Hemp, Inc.Exhibit 10.5

Proposal & Product Description PO Box 353 Bloomfield, IN 47424 | Phone 812-762-4400 www.nuaxontech.com

Proposal Heading

Date prepared: March 16, 2017

Company: Freedom Leaf, Inc.

Contact: Clifford J Perry or Raymond P Medeiros

Address: 3571 East Sunset Road, Suite 420, Las Vegas, NV 89120

Phone: CJP: 954-895-3316; RPM 415-601-1974

Email: cliff@freedomleaf.com; ray@freedomleaf.com

Basic Description of Proposed Equipment

Model number: 5L1602FA

System description: Closed loop system for transport of CO2 from gaseous state to liquid state to supercritical fluid state.

Height of Unit: 8 feet

Approximate floor space required: 8’ x 5’

Extraction vessel size: 5 Liter

Number of extraction vessels: 2

Separator vessel size: 2.5 Liter

Number of separator vessels: 2

Number of water separators: 1

Flow Rate: 30 Liters per hour

Lead time until shipment: 12 weeks

Estimated Ship time: 5 weeks

Estimated time for set up: 3 days

System Features and Scope of Work

1.	System designed to meet cGMP.
2.	Extraction vessel designed with safety closures and special seals suitable for CO2 duty and quick closures for separator vessels.
3.	Modular steel frame for mounting of extraction vessels and all peripherals including controls.
4.	Maximum operating pressure for extractors is 350 bar (5076 psi) and maximum temperature is 55C.
5.	Maximum operating pressure for separator #1 is 130 bar (1885 psi) and 70 bar (1015 psi) for separator #2.
6.	Additional water separator to trap the higher notes, and the most elusive terpenes.
7.	All contact parts are SS 316, noncontact parts are SS 306 and the supporting structure is SS 306 or MS with epoxy coat.
8.	Easy to use SCADA system with semiautomatic and manual mode options.
9.	System logs all data electronically for analysis.
10.	System has remote troubleshooting capabilities via a standard internet connection.
11.	Optional smart phone app for management and control oversight.
12.	Recycling of CO2 for environmental and fiscal conservation.
13.	Two stage safety with interlocked electronic controls and second stage mechanical safety.
14.	High technology pressure regulation system consisting of servo controlled automated back pressure regulator.
15.	Specially developed motorized and metering CO2 pump with controls for variable pressure and flow rate control.

Proposal good for 15 days from date of proposal

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Proposal & Product Description PO Box 353 Bloomfield, IN 47424 | Phone 812-762-4400 www.nuaxontech.com

This is a complete system with the exclusions noted in this proposal. On site erection and commissioning for an extra charge. We will assign a skilled technician for erecting and training of plant operations.

All rigging and material movement will be done by you under our supervision. Warranty will be voided on any work done without our project manager onsite.

Exclusions and Client Responsibilities

1.	U stamp pressure vessel certification, extra if required. Optional, and will increase the cost by 5 to 10%. Purchaser must verify local requirements.
2.	Any civil work if required must be completed prior to scheduled installation.
3.	Client must have an indoor space prepared of great enough size to accommodate the equipment including a concrete floor sufficient to hold the weight of the equipment, and a ceiling high enough to accommodate it.
4.	Provision for utilities such as electrical power, water, and heater connections to the plant at specific location.
5.	Client must have a licensed refrigeration contractor on site to install and commission the required condensing units as per local regulation.
6.	Air compressor (2 HP) for pneumatic operations and piping for air flow as required at site.
7.	Installation team will not be scheduled until client can provide documentation and photographic evidence that the compressor is installed and operational.
8.	Three phase power 230 V/ 60 Hz connection is required, and client must have a licensed electrician on site at the time of commissioning. If a permanent three phase power supply is not provided with due protection for the extraction unit’s electrical components, then the warranty for the extraction unit will be considered null and void.
9.	Adequate CO2 supply (minimum of 200 Liters) at 60 bar to be provided by the client in to the storage tank for the extraction plant. This must be on hand prior to the arrival of the installation team for commissioning. CO2 must be committed for testing only and might not be preserved for use after set up and testing, this is at the client’s expense.
10.	Any work outside the battery limits of the plant that is inlet of the CO2 storage tank and exhaust from the separator will be the sole responsibility of the client.
11.	Installation team will be working weekends and holidays during the installation and commissioning, client must provide access, personnel and required resources for every day during the scheduled installation period.
12.	The equipment is designed as an indoor unit and requires a temperature controlled area for storage and operation. The allowable temperature range for operating the equipment is between 18C (65F) to 30C (85F).
13.	A minimum of 2 batches of raw material will be required for proper commissioning and fine tuning of the equipment. The client is solely responsible for procuring material that has been properly dried and ground as required by the commissioning team. Raw material must be committed for testing only and might not be preserved for use after set up and testing, this is at the client’s expense.
14.	In the event that installation is delayed beyond 90 days after the equipment is delivered to the client’s ship to address, all additional costs due to storage related issues will be sole responsibility of the client. This includes but is not limited to, seals, pump parts, rusted parts, weathered parts, expedited shipping for said parts, software resets, and extended housing, transportation and food cost for a prolonged commissioning period.

Proposal good for 15 days from date of proposal

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Proposal & Product Description PO Box 353 Bloomfield, IN 47424 | Phone 812-762-4400 www.nuaxontech.com

Warranty and Terms

NuAxon Bioscience, Inc. warrants that this equipment will be free from defect in material and workmanship for a period of 12 months from date of powered startup or 18 months from date of delivery whichever is less.

Warranty does not apply to normal wear and tear, consumables, misuse and equipment that is not maintained as per schedule of maintenance. Warranty will not cover explosion, erosion and effects of electro-chemical corrosion and such areas of use which are beyond the control of the manufacturer. Any defects and deficiencies will be rectified / replaced by NuAxon Bioscience, Inc. at their option and judgment. Warranty will be voided on any work done without our project manager onsite.

Ongoing service support other than warranted issues, is available but is contracted separately from this document. Likewise routine spares and supplies required for normal maintenance as well as normal wear and tear are quoted and supplied separately.

NuAxon accepts wire transfers, bank check (10 business days to clear) or credit card (additional 2.5% fee) for payment. Down payment required with purchase order to begin work on the equipment production.

Down payment – 50% due prior to the start of production.

2nd Instalment – 25% due upon approval of the construction drawings, not later than 60 days after beginning the project.

Final instalment – Balance due within 7 days of notification that unit is ready for shipping from the factory.

Payment terms are based on total invoice amount.

All drawings, technical data, product information and operational information are the sole property of NuAxon and may not be shared, distributed, duplicated or transmitted in any form to any party outside the client company without the express written consent of NuAxon.

Proposal good for 15 days from date of proposal

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Proposal & Product Description PO Box 353 Bloomfield, IN 47424 | Phone 812-762-4400 www.nuaxontech.com

Order to ship to Hemp, Inc.

Pricing

Upfront Costs
Plant complete after deducting 7% commission	$195,300
Packing	$10,600
Installation	$10,000
Total Due Upfront	$215,900

Plus Other Associated Costs at Actual
Shipping cost estimated (by sea)	$6,000
Shipping cost estimated (by air)	$10,000
Customs Duty estimated	$5,400
Smartphone App	$5,000

This offer accepted by the undersigned will be considered a purchase order and will be fully executed when accompanied by the required down payment.

Order to fulfill Hemp, Inc. Order received On February 21, 2017

Freedom Leaf, Inc.

Name: Raymond P Medeiros

Please Print

Title: Vice President Business Development	Date: March 15, 2017
Company Position	MM / DD / YY

Signature               /s/ Raymond P Medeiros

Proposal good for 15 days from date of proposal

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